CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Contingent Annual Interest Notes due 2016	$1,466,000	$170.20

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 815 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated June 24, 2011
Rule 424(b)(2)
$1,466,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Contingent Annual Interest Notes due June 29, 2016
Based on the Performance of a Basket of Twenty Stocks
Unlike ordinary debt securities, the Contingent Annual Interest Notes due June 29, 2016 Based on the Performance of a Basket of Twenty Stocks, which we refer to as the notes, will pay a contingent interest rate dependent upon the weighted average performance of 20 common stocks.  On any valuation date, the stock performance of each of the common stock will equal (i) if the then current stock price of such common stock has remained the same or appreciated from the pricing date to such valuation date, a positive fixed stock return of 11% or (ii) if the then current stock price of such common stock has declined from the pricing date to such valuation date, a negative return of up to -20%, reflecting the percentage decrease in the share price of the basket stock, subject to the stock return floor of -20%.  Consequently, the notes will pay an annual contingent interest payment on any interest payment date only if there are a sufficient number of common stocks with a positive fixed stock return to more than offset the negative returns of any of the common stocks that have declined in value since the pricing date. The contingent interest rate will not be less than 0% or greater than the fixed stock return of 11%.  The contingent interest rate will only be equal to the fixed stock return if none of the basket stocks have a negative return, as determined on the applicable valuation date.

The basket is composed of the common stock of the issuers: Abbott Laboratories, Altria Group, Inc., Bristol-Myers Squibb Company, Consolidated Edison, Inc., Duke Energy Corporation,  FirstEnergy Corp., Frontier Communications Corporation, Johnson & Johnson, Kraft Foods Inc., Lockheed Martin Corporation, McDonald’s Corporation, Merck & Co., Inc., Pepco Holdings, Inc., Pfizer Inc., Pitney Bowes Inc., PPL Corporation, Sysco Corporation, TECO Energy, Inc., Verizon Communications Inc. and Windstream Corporation (collectively, the “basket”).  We refer to the common stock of the issuers each individually as a “basket stock” and collectively as the “basket stocks.”  At maturity, the payment due under the notes will be the stated principal amount for each note you hold and accrued and unpaid interest, if any.  The notes are senior unsecured obligations of Morgan Stanley and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

•	The stated principal amount of each note is $1,000.
•
On each interest payment date, you will receive a contingent interest payment, if any, for each $1,000 stated principal amount of notes that you hold equal to $1,000 times the contingent interest rate.

•
The contingent interest rate on each interest payment date will be a percentage equal to the sum of the products of (i) a weighting equal to 5% for each basket stock and (ii) the stock performance of each basket stock on the applicable valuation date; provided that the contingent interest rate will not be less than 0%.

•	The stock performance for each basket stock, with respect to each valuation date, will be calculated as follows:
º	if the current stock price is greater than or equal to the initial stock price, a percentage equal to 11% (the “fixed stock return”).
º	if the current stock price is less than the initial stock price, a percentage equal to the greater of (A) the stock return and (B) -20% (the “stock return floor”)
•	The stock return will equal (current stock price – initial stock price) / initial stock price.
•
The initial stock price for each basket stock will be the closing price of one share of such basket stock on the pricing date, subject to postponement due to non-trading days and market disruption events.

•
The current stock price for each basket stock will equal the closing price of one share times the adjustment factor for such basket stock, each as determined on the applicable valuation date.  The share adjustment factor for each basket stock will initially be set at 1.0 and may be adjusted for certain corporate events relating to that basket stock.

•	The interest payment dates will be June 29, 2012, June 29, 2013, June 29, 2014, June 29, 2015 and the maturity date.
•
The valuation dates will be June 25, 2012, June 24, 2013, June 24, 2014, June 24, 2015 and June 24, 2016, each such date scheduled to occur three business days prior to the related interest payment date.

•
The interest payment dates and the valuation dates are subject to postponement for non-trading days or certain market disruption events.  No adjustment will be made to any interest payment made on that postponed date.

•	The issuers of the basket stocks are not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617482UR3 and the ISIN for the notes is US617482UR37.
You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $1,000 PER NOTE

	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Note	$1,000	$35	$965
Total	$1,466,000	$51,310	$1,414,690

(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $35 for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $5 per note.  See “Description of Notes––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes are medium-term debt securities of Morgan Stanley.  At maturity, the payment due under the notes will be the stated principal amount for each note you hold and accrued and unpaid interest, if any.  The annual contingent interest payment, if any, is dependent upon the weighted average performance of the basket stocks calculated as described below.  All payments on the notes are subject to the credit risk of Morgan Stanley.

Each note costs $1,000
We, Morgan Stanley, are offering Contingent Annual Interest Notes due June 29, 2016 Based on the Performance of a Basket of Twenty Stocks (the “notes”).  The stated principal amount and original issue price of each note is $1,000.

We refer to the common stock of the following twenty companies collectively as the “basket stocks” and each separately as a “basket stock”: Abbott Laboratories, Altria Group, Inc., Bristol-Myers Squibb Company, Consolidated Edison, Inc., Duke Energy Corporation,  FirstEnergy Corp., Frontier Communications Corporation, Johnson & Johnson, Kraft Foods Inc., Lockheed Martin Corporation, McDonald’s Corporation, Merck & Co., Inc., Pepco Holdings, Inc., Pfizer Inc., Pitney Bowes Inc., PPL Corporation, Sysco Corporation, TECO Energy, Inc., Verizon Communications Inc. and Windstream Corporation

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The notes provide a contingent interest payment, if any, based on weighted average performance of 20 common stocks, calculated as described herein
Unlike ordinary debt securities, the notes do not provide for the regular payment of interest.  Instead, the notes will pay interest, if any, at a contingent interest rate that is based upon the weighted average performance of 20 common stocks.  On any valuation date, the stock performance of each common stock will equal (i) if the then current stock price of such common stock has remained the same or appreciated from the pricing date to such valuation date, a positive fixed stock return of 11% or (ii) if the then current stock price of such common stock has declined from the pricing date to such valuation date, a negative return of up to -20%, reflecting the percentage decrease in the share price of the basket stock, subject to the stock return floor of -20%.  Consequently, the notes will pay an annual contingent interest payment on any interest payment date only if there are a sufficient number of common stocks with a positive fixed stock return to more than offset the negative returns of any common stocks that have declined in value since the pricing date.

It is possible that the sum of the negative returns could outweigh the positive fixed stock returns, if any, for extended periods of time or even throughout the term of the notes so that you will receive no contingent annual interest payment.

We refer to the interest payments on the notes as contingent, because there is no guarantee that you will receive an interest payment on any interest payment date.  Even if the contingent interest rate is positive on some annual interest payment dates, it may equal zero on others.

Contingent interest payment on each interest payment date
On each interest payment date, you will receive a contingent interest payment, if any, for each $1,000 stated principal amount of notes that you hold equal to $1,000 times the contingent interest rate.

The contingent interest rate for each interest payment date will be a percentage equal to the sum of the products of (i) a weighting equal to 5% for each of the 20 basket stocks and (ii) the stock return of each basket stock on the applicable valuation date; provided that the contingent interest rate will not be less than 0%.

On each valuation date, the  stock performance for each basket stock is measured from the pricing date and is calculated as follows:

•  If the current stock price is greater than or equal to the initial stock price, a percentage equal to 11% (the “fixed stock return”); and

•  if the current stock price is less than the initial stock price, a percentage equal to the greater of (A) the stock return and (B) -20% (the “stock return floor”)

where,
stock return = The current stock price minus the initial stock price divided by the initial stock price, as expressed by the following formula.
current stock price – initial stock price
initial stock price

initial stock price = The closing price of one share of such basket stock on the pricing date.
current stock price = the closing price of one share times the adjustment factor for such basket stock, each as determined on the applicable valuation date.

The share adjustment factor for each basket stock was set at 1.0 on the pricing date and may be adjusted for certain corporate events relating to that basket stock as described in the section entitled “Description of Notes—Antidilution Adjustments.”

The interest payment dates will be June 29, 2012, June 29, 2013, June 29, 2014, June 29, 2015 and the maturity date.

The valuation dates will be June 25, 2012, June 24, 2013, June 24, 2014, June 24, 2015 and June 24, 2016.

The maturity date and each interest payment date and valuation date are subject to postponement for non-trading days or certain market disruption events.  No adjustment will be made to any interest payment made on that postponed date.

Your contingent interest	The contingent interest rate will not be less than 0% or greater than the fixed stock return of 11%. The contingent interest rate will only be equal to the fixed stock

payment, if any, is capped	return if none of the basket stocks have a negative return, as determined on the applicable valuation date.
100% of the principal amount due at maturity	At maturity, the payment due under the notes will be the stated principal amount per note plus accrued and unpaid interest, if any, subject to issuer credit risk.

Basket stocks
The basket is composed of the common stock of twenty companies, as listed in the table below.  The table sets forth the Bloomberg ticker symbol for each basket stock, the exchange on which each basket stock is listed, the weighting of each Basket Stock and the initial stock price.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Basket Stock Weighting	Initial Stock Price
Abbott Laboratories	ABT	NYSE	5%	$51.75
Altria Group, Inc.	MO	NYSE	5%	$26.79
Bristol-Myers Squibb Company	BMY	NYSE	5%	$28.93
Consolidated Edison, Inc.,	ED	NYSE	5%	$52.40
Duke Energy Corporation	DUK	NYSE	5%	$18.51
FirstEnergy Corp.	FE	NYSE	5%	$43.05
Frontier Communications Corporation	FTR	NYSE	5%	$7.87
Johnson & Johnson	JNJ	NYSE	5%	$65.06
Kraft Foods Inc.	KFT	NYSE	5%	$34.60
Lockheed Martin Corporation	LMT	NYSE	5%	$79.20
McDonald’s Corporation	MCD	NYSE	5%	$81.84
Merck & Co., Inc.	MRK	NYSE	5%	$34.55
Pepco Holdings, Inc.	POM	NYSE	5%	$19.18
Pfizer Inc.	PFE	NYSE	5%	$20.08
Pitney Bowes Inc.	PBI	NYSE	5%	$22.12
PPL Corporation	PPL	NYSE	5%	$27.08
Sysco Corporation	SYY	NYSE	5%	$30.76
TECO Energy, Inc.	TE	NYSE	5%	$18.50
Verizon Communications Inc.	VZ	NYSE	5%	$36.00
Windstream Corporation	WIN	NYSE	5%	$13.04

*Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket stock, the initial stock price for each basket stock has been, and the current stock price for each basket stock will be determined as set forth under “Description of Notes—Initial Stock Price” and “—Current Stock Price” in this pricing supplement.

For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Description of Notes—Basket Stocks, Public Information and Historical Information” as well as Annex A to this pricing supplement.  You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2008 through June 24, 2011 in Annex A.  The historical performance of the twenty basket stocks cannot be taken as an indication of future performance of the basket stocks.  You cannot predict the future performance of any basket stock, or whether increases in the value of any of the basket stocks will be offset by decreases in the value of other basket stocks, based on the historical information included in this pricing supplement.

The contingent interest payment will be based on the stock performance of the basket stocks on each valuation date calculated as described herein, multiplied by the weighting equal to 5%.  If, however, the scheduled valuation date is not a trading day, the valuation date will be postponed to the next trading day.  In addition, if a market disruption event occurs on any valuation date with respect to any basket stock, the current stock price for that basket stock only will be determined on the next trading day on which no market disruption event occurs with respect to that basket stock.  The determination of the current stock price for the unaffected basket stocks will not be postponed.  If, due to a market disruption event or otherwise, the current stock price for any basket stock is determined on or after the scheduled trading day immediately prior to a scheduled interest payment date and scheduled maturity, as applicable), the interest payment date will be postponed until the second business day following the date on which the current stock price has been determined for every basket stock.  See the sections of this pricing supplement entitled “Description of Notes—Maturity Date” and “—Valuation Date.”

Investing in the notes is not equivalent to investing in the basket or in any of the basket stocks.
The current stock prices of the basket stocks may come to be based on the value of the common stock of companies other than the issuers of the basket stocks
Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, the stock performance that had been based on the original basket stock will instead be based on the closing price of the common stock of a successor corporation to the issuer of the basket stock.  Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to a replacement stock of a company in the same industry as such basket stock in lieu of, or in addition to such basket stock, in either case to calculate the stock performance for such basket stock.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting substitute basket stocks in the section of this pricing supplement called “Description of Notes—Antidilution Adjustments.”  You should read this section in order to understand these and other adjustments that may be made to your notes.

Morgan Stanley & Co. Incorporated will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial stock prices and will determine the current stock prices, stock return and stock performance of each basket stock, what, if any, adjustments should be made to the adjustment factor to reflect certain corporate and other events affecting the basket stocks, and whether a market disruption event has occurred, and will calculate the contingent interest payment, if any, to you on each interest payment date.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the notes, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-30.

The notes should be treated as variable rate debt instruments for U.S. federal income tax purposes
The notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Please read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Floating Rate Notes,”

“United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Disclosure Requirements.”

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior unsecured notes issued as part of our Series F medium-term Note program.  You can find a general description of our Series F medium-term Note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Basket of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Description of Notes.”  You should also read about some of the risks involved in investing in notes in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the notes may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Notes—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

How to reach us
Investors may contact us at our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL CONTINGENT INTEREST RATES ON AN INTEREST PAYMENT DATE

The following tables and examples illustrate hypothetical contingent interest rates for an interest payment date for a basket of 20 hypothetical basket stocks, each with a hypothetical initial stock price of $100 and a hypothetical current stock price as set forth in the table for each example.  The following tables and examples reflect the fixed stock return of 11% and the stock return floor of -20%.  The hypothetical contingent interest rates presented are for illustrative purposes only.  The actual contingent interest rate, if any, applicable to a purchaser of the notes will be determined on each valuation date based on the weighted average stock performance of the basket stocks on such date, calculated as described herein.  Any payment on the notes is subject to the credit risk of Morgan Stanley. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Table 1

Basket Stock	Current Stock Price	Stock Return	Stock Performance	Stock Performance × Stock Weighting
Stock 1	$95.00	-5.00%	-5.00%	-0.25%
Stock 2	$101.20	1.20%	11.00%	0.55%
Stock 3	$103.20	3.20%	11.00%	0.55%
Stock 4	$98.20	-1.80%	-1.80%	-0.09%
Stock 5	$100.50	0.50%	11.00%	0.55%
Stock 6	$102.20	2.20%	11.00%	0.55%
Stock 7	$95.80	-4.20%	-4.20%	-0.21%
Stock 8	$103.20	3.20%	11.00%	0.55%
Stock 9	$98.00	-2.00%	-2.00%	-0.10%
Stock 10	$104.20	4.20%	11.00%	0.55%
Stock 11	$96.80	-3.20%	-3.20%	-0.16%
Stock 12	$98.00	-2.00%	-2.00%	-0.10%
Stock 13	$104.50	4.50%	11.00%	0.55%
Stock 14	$101.80	1.80%	11.00%	0.55%
Stock 15	$96.00	-4.00%	-4.00%	-0.20%
Stock 16	$103.50	3.50%	11.00%	0.55%
Stock 17	$95.00	-5.00%	-5.00%	-0.25%
Stock 18	$97.00	-3.00%	-3.00%	-0.15%
Stock 19	$100.10	0.10%	11.00%	0.55%
Stock 20	$100.00	0.00%	11.00%	0.60%
Total =	4.54%

Contingent Interest Rate =	4.54%

Explanation for Example 1

As illustrated by Table 1, because 11 of the 20 basket stocks have zero or positive stock returns, ranging from 0.00% to 4.50%, and even though the other nine basket stocks have negative stock returns, ranging from -1.80% to -5.00%, the contingent interest rate is 4.54% and the investor would receive a contingent interest payment on the interest payment date of $45.40 per $1,000 principal amount of notes.  Because the investor receives the fixed stock return for any stock return greater than or equal to 0.00% (e.g., Basket Stock 20), and the negative stock returns for the other basket stocks are relatively small and relatively few, the investor in this example receives a contingent interest payment on the applicable interest payment date.

Table 2

Basket Stock	Current Stock Price	Stock Return	Stock Performance	Stock Performance × Stock Weighting
Stock 1	$115.00	15.00%	11.00%	0.55%
Stock 2	$110.20	10.20%	11.00%	0.55%
Stock 3	$80.00	-20.00%	-20.00%	-1.00%
Stock 4	$140.00	40.00%	11.00%	0.55%
Stock 5	$112.00	12.00%	11.00%	0.55%
Stock 6	$150.00	50.00%	11.00%	0.55%
Stock 7	$65.00	-35.00%	-20.00%	-1.00%
Stock 8	$110.00	10.00%	11.00%	0.55%
Stock 9	$80.00	-20.00%	-20.00%	-1.00%
Stock 10	$110.00	10.00%	11.00%	0.55%
Stock 11	$75.00	-25.00%	-20.00%	-1.00%
Stock 12	$120.00	20.00%	11.00%	0.55%
Stock 13	$50.00	-50.00%	-20.00%	-1.00%
Stock 14	$130.20	30.20%	11.00%	0.55%
Stock 15	$75.00	-25.00%	-20.00%	-1.00%
Stock 16	$80.00	-20.00%	-20.00%	-1.00%
Stock 17	$125.10	25.10%	11.00%	0.55%
Stock 18	$55.00	-45.00%	-20.00%	-1.00%
Stock 19	$115.00	15.00%	11.00%	0.55%
Stock 20	$112.00	12.00%	11.00%	0.55%
Total =	-1.40%

Contingent Interest Rate =	0.00%

Explanation for Example 2

As illustrated by Table 2, even though 12 of the 20 basket stocks have positive stock returns, ranging from 10.00% to 50.00%, because the other eight basket stocks have significant negative stock returns ranging from -20.00% to -50.00%, subject to the stock return floor, the weighted average stock performance is -1.40%.  Because the contingent interest rate may not be less than 0%, the contingent interest rate is 0% and the investor will receive no annual contingent interest payment.  For any basket stock, the positive contribution of such basket stock is limited to the fixed stock return of 11%, no matter how great the actual positive stock return is, while the negative contribution of a badly performing basket stock may be as low as the stock return floor of -20%, which in absolute terms is greater than the fixed stock return.  Consequently, significant negative returns can have a disproportionate effect on the weighted average stock performance as calculated in accordance with the terms of the notes.  Even here when a majority of the basket stocks each has a significant positive return, the negative stock returns for the other basket stocks are sufficiently large so that the investor receives no contingent interest payment on the applicable interest payment date.

Table 3

Basket Stock	Current Stock Price	Stock Return	Stock Performance	Stock Performance × Stock Weighting
Stock 1	$130.00	30.00%	11.00%	0.55%
Stock 2	$115.00	15.00%	11.00%	0.55%
Stock 3	$135.00	35.00%	11.00%	0.55%
Stock 4	$140.00	40.00%	11.00%	0.55%
Stock 5	$130.00	30.00%	11.00%	0.55%
Stock 6	$150.00	50.00%	11.00%	0.55%
Stock 7	$115.00	15.00%	11.00%	0.55%
Stock 8	$118.00	18.00%	11.00%	0.55%
Stock 9	$120.00	20.00%	11.00%	0.55%
Stock 10	$125.00	25.00%	11.00%	0.55%
Stock 11	$130.00	30.00%	11.00%	0.55%
Stock 12	$150.00	50.00%	11.00%	0.55%
Stock 13	$118.00	18.00%	11.00%	0.55%
Stock 14	$130.00	30.00%	11.00%	0.55%
Stock 15	$120.00	20.00%	11.00%	0.55%
Stock 16	$125.00	25.00%	11.00%	0.55%
Stock 17	$140.00	40.00%	11.00%	0.55%
Stock 18	$120.00	20.00%	11.00%	0.55%
Stock 19	$115.00	15.00%	11.00%	0.55%
Stock 20	$135.00	35.00%	11.00%	0.55%
Total =	11.00%

Contingent Interest Rate =	11.00%

Explanation for Example 3

As illustrated by Table 3, even though all 20 basket stocks have significant positive stock returns, ranging from 15.00% to 50.00%, because the contingent interest rate cannot be more than the fixed stock return of 11.00%,  the contingent interest rate equals the fixed stock return of 11.00% and the investor receives the maximum contingent interest payment on the applicable interest payment date of $110.00 per $1,000 principal amount of notes.  Even when all of the basket stocks have significant positive stock returns, the contingent interest payment is limited by the fixed stock return.

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the notes do not provide for the regular payment of interest.  Instead, the notes will pay interest, if any, at a contingent interest rate that is based upon the weighted average performance of 20 common stocks.  As described herein, the notes will pay an annual contingent interest payment only if there are a sufficient number of basket stocks with a positive fixed stock return to more than offset the negative returns of the other basket stocks. In addition, investing in the notes is not equivalent to investing in a fixed rate debt security due to the fact that any interest payments are contingent on the performance of the basket stocks and could be zero.  This section describes the most significant risks relating to the notes.

The notes may not provide any interest payments
The terms of the notes differ from those of ordinary debt securities in that they do not provide for regular payment of interest, but instead pay interest, if any, at a contingent interest rate that is based upon the weighted average performance of 20 common stocks.  On any valuation date, the stock performance of  each of common stock will equal (i) if the then current stock price of such common stock has remained the same or appreciated from the pricing date to such valuation date, a positive fixed stock return of 11% or (ii) if the then current stock price of such common stock has declined from the pricing date to such valuation date, a negative return of up to -20%, reflecting the percentage decrease in the share price of the basket stock, subject to the stock return floor of -20%.  Consequently, the notes will pay an annual contingent interest payment on any interest payment date only if there are a sufficient number of common stocks with a positive fixed stock return to more than offset the negative returns of any other common stocks that have declined in value since the pricing date.  It is possible that the sum of the negative returns could outweigh the fixed stock returns, if any, for extended periods of time or even throughout the term of the notes so that you will receive no contingent annual interest payments.  If you do not earn sufficient contingent interest payments over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

The contingent interest payment is based only on the value of the basket stocks on the annual valuation date
Whether the contingent interest payment will be paid on any interest payment date will be determined based on the closing price of the basket stocks on the applicable annual valuation date.  As a result, you will not know whether you will receive the contingent interest payment on any interest payment date until the current stock price is determined on such date.  Moreover, because the contingent interest payment is based solely on the stock return of the basket stocks on each annual valuation date, if the weighted average stock performance of the basket stocks on such valuation date is less than zero, you will receive no interest payment on the applicable interest payment date even if the weighted average stock performance of the basket stocks was greater than or equal to zero on other days prior to such valuation date.

The interest payment is capped and thus the return on the notes is limited
The appreciation potential of the notes is limited by the fixed stock return of 11%.  On each valuation date, even if the stock return of each basket stock is positive and greater than the fixed stock return, the contingent interest payment will not exceed the fixed stock return.  Consequently, your return on each interest payment date will be capped at the fixed stock return, regardless of the actual appreciation of the closing prices of the basket stocks from the pricing date to the relevant valuation date, which may be significant.  In addition, you will only receive interest at a rate equal to the fixed stock return on any interest payment date if the closing price every one of the 20 basket stocks has remained the same or appreciated since the pricing date on the applicable valuation date.

The notes may not pay interest even if the closing price of the basket stocks appreciated from valuation date of the previous year
On each valuation date, the stock return measures the percentage change of the current stock price of each basket stock with respect to its initial stock price.  Accordingly, if, on the first valuation date, the current stock price of a basket stock has declined by 15% below its initial stock price but then subsequently increases by 10% from such decline by the second valuation date, the stock return of such basket stock would still be negative on the second valuation date.  On any valuation date, unless a sufficient number of basket stocks have a current stock price at or above their initial stock price to more than offset the negative stock returns of the other basket stocks that have declined since the pricing date, the notes will not pay any interest on such valuation date.  The contingent interest rate will not be less than 0%.

The notes will not be listed and secondary trading may be limited
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Market price of the notes may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•  the market price and performance of each basket stock relative to its initial stock price at any time and, in particular, on the valuation dates;

• the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket stocks;
• interest and yield rates in the market;

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the current stock price of the basket stocks;

• the time remaining until the notes mature;
• the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its adjustment factor; and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the closing prices of the basket stocks at the time of sale are at or below their closing prices on the pricing date, or if market interest rates rise.  You cannot predict the future performance of any of the basket stocks based on their historical performance.  There can be no assurance that any contingent interest payment will be paid on any interest payment date.

The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes
You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes on each interest payment date and at maturity, and therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket stocks may offset each other
Price movements in the basket stocks may not correlate with each other.  At a time when the price of one basket stock increases, the price of any other basket stock may even decline in value.  Therefore, in calculating the contingent interest rate on each valuation date, increases in the prices of one or more basket stocks may be moderated, or wholly offset, by declines in the prices of one or more of the other basket stocks.  For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Description of Notes—Historical Information” as well as Annex A to this pricing supplement.  You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2008 through June 24, 2011 in Annex A.  The historical performance of the 20 basket stocks cannot be taken as an indication of future performance of those basket stocks.  You cannot predict the future performance of any basket stock, the weighted average stock performance of the basket stocks, or whether increases in the value of any of the basket stocks will be offset by decreases in the value of other basket stocks, based on the historical information included in this pricing supplement.

Additionally, the stock performance of each basket stock contributes 5% to the overall contingent interest rate.  On any interest payment date, the positive contribution of any basket stock is limited to the fixed stock return of 11%, while a negative contribution of a basket stock may be as much as the stock return floor of -20%.  Consequently, negative stock returns may have a disproportionate effect on the contingent interest rate.  There is no assurance that the notes will pay a contingent interest payment on any interest payment date.

Basket stock prices are volatile
The trading prices of common stocks can be volatile.  Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the prices of the basket stocks on any valuation date and the overall performance of the basket stocks over the term of the notes.

Morgan Stanley is not affiliated with the issuers of the basket stocks
We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the adjustment factor of the basket stocks.  The issuers of the basket stocks have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes.  None of the money you pay for the notes will go to the issuers of the basket stocks.

Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests
We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries, or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks.  These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations.  Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

You have no shareholder rights
Investing in the notes is not equivalent to investing in the basket stocks.  As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock.

The current stock prices of the basket stocks may come to be based on the value of the common stock of companies other than the issuers of the basket stocks
Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, the stock performance that had been based on the original basket stock will instead be based on the closing price of the common stock of a successor corporation to the issuer of the basket stock.  Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to a replacement stock of a company in the same industry as such basket stock in lieu of, or in addition to such basket stock, in either case to calculate the stock performance for such basket stock.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting substitute basket stocks in the section of this pricing supplement called “Description of Notes—Antidilution Adjustments.”  You should read this section in order to understand these and other adjustments that may be made to your notes.

The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the basket stocks
MS & Co., as calculation agent, will adjust the adjustment factor for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks.  For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the market price of the notes.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes
As calculation agent, MS & Co. has determined the initial stock prices of the basket stocks and will determine the closing prices of the basket stocks on each valuation date, the contingent interest rate, what adjustments should be made, if any, to the adjustment factor for a basket stock to reflect certain corporate and other events and whether a market disruption event has occurred and will calculate the payment to you, if any, on each interest payment date.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and adjustments to the adjustment factor, may affect the payment, if any, you will receive on each interest payment date.  See the sections of this pricing supplement entitled “Description of Notes—Market Disruption Event” and “—Antidlution Adjustments.”

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the notes, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks.  Some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the prices of the basket stocks on the pricing date and, therefore, could have increased the prices at which the basket stocks must close on any valuation date before an investor would receive a contingent interest payment.  Additionally, such hedging or trading activities during the term of the notes, including on any valuation date, could adversely affect the value of the basket stocks and the contingent interest rate on such valuation date and, accordingly, the amount of cash an investor will receive, if any, on the applicable interest payment date.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Notes” refers to each $1,000 stated principal amount of our Contingent Annual Interest Notes due June 29, 2016 Based on the Performance of a Basket of Twenty Stocks.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley and we refer to each stock composing the basket of twenty stocks each individually as a “Basket Stock” and collectively as the “Basket Stocks.”

Aggregate Principal Amount	$1,466,000

Original Issue Date (Settlement Date)	June 29, 2011

Pricing Date	June 24, 2011

Maturity Date
June 29, 2016, subject to extension in accordance with the following paragraph in the event of non-Trading Days or a Market Disruption Event with respect to any Basket Stock(s) on the Final Valuation Date.

If, due to non-Trading Days, Market Disruption Event or otherwise, the Final Valuation Date for any Basket Stock is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following that Final Valuation Date as postponed, and no adjustment will be made to any interest payment made on that postponed date.  See “––Valuation Dates” below.

Stated Principal Amount	$1,000 per Note

Issue Price	$1,000 per Note

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482UR3

ISIN	US617482UR37

Minimum Purchase	1 Note

Specified Currency	U.S. dollars

Payment at Maturity	The payment due per Note at maturity will be the Stated Principal Amount of the Notes that you hold and the applicable Contingent Interest Payment relating to the Final Valuation Date, if any.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Basket	The Basket is composed of the common stock of twenty companies, as listed under “—Basket Stocks” below.
Basket Stocks
The table below sets forth the Bloomberg ticker symbol for each Basket Stock, the exchange on which each Basket Stock is listed, the weighting of each Basket Stock and the Initial Stock Price of each Basket Stock that will be used to determine the Stock Performance and calculate the Stock Return with respect to each Valuation Date.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Basket Stock Weighting	Initial Stock Price
Abbott Laboratories	ABT	NYSE	5%	$51.75
Altria Group, Inc.	MO	NYSE	5%	$26.79
Bristol-Myers Squibb Company	BMY	NYSE	5%	$28.93
Consolidated Edison, Inc.	ED	NYSE	5%	$52.40
Duke Energy Corporation	DUK	NYSE	5%	$18.51
FirstEnergy Corp.	FE	NYSE	5%	$43.05
Frontier Communications Corporation	FTR	NYSE	5%	$7.87
Johnson & Johnson	JNJ	NYSE	5%	$65.06
Kraft Foods Inc.	KFT	NYSE	5%	$34.60
Lockheed Martin Corporation	LMT	NYSE	5%	$79.20
McDonald’s Corporation	MCD	NYSE	5%	$81.84
Merck & Co., Inc.	MRK	NYSE	5%	$34.55
Pepco Holdings, Inc.	POM	NYSE	5%	$19.18
Pfizer Inc.	PFE	NYSE	5%	$20.08
Pitney Bowes Inc.	PBI	NYSE	5%	$22.12
PPL Corporation	PPL	NYSE	5%	$27.08
Sysco Corporation	SYY	NYSE	5%	$30.76
TECO Energy, Inc.	TE	NYSE	5%	$18.50
Verizon Communications Inc.	VZ	NYSE	5%	$36.00
Windstream Corporation	WIN	NYSE	5%	$13.04
*Bloomberg Ticker Symbols are being provided for reference purposes only.  With respect to each Basket Stock, the Closing Price for each Basket Stock on the Pricing Date has been, and the Closing Price for each Basket Stock on each Valuation Date will be, determined as set forth under “Description of Notes—Closing Price” and “—Current Stock Price” in this pricing supplement.

Contingent Interest Payment	On each Interest Payment Date, the Issuer shall pay with respect to each Note a Contingent Interest Payment, if any, equal to $1,000 times the Contingent Interest Rate.
Contingent Interest Rate
The sum of the products of (i) 5% and (ii) the Stock Performance of each Basket Stock on the applicable Valuation Date, as determined by the Calculation Agent; provided that, the Contingent Interest Rate will not be less than 0%.

Stock Performance	For each Basket Stock, the Stock Performance for such Basket Stock, with respect to each Valuation Date, shall be determined by the Calculation Agent and shall be calculated as follows:
• if the Current Stock Price is greater than or equal to the Initial Stock Price, a percentage equal to 11% (the “Fixed Stock Return”); or
• if the Current Stock Price is less than the Initial Stock Price, a percentage equal to the greater of (A) the Stock Return and (B) -20% (the “Stock Return Floor”)
Initial Stock Price	For each Basket Stock, the Closing Price for such Basket Stock on the Pricing Date.
Current Stock Price
For each Basket Stock, the Closing Price of such Basket Stock on the applicable Valuation Date times the Adjustment Factor for such Basket Stock on such date, each as determined by the Calculation Agent.

Stock Return	A fraction, the numerator of which is the Current Stock Price minus the Initial Stock Price and the denominator of which is the Initial Stock Price.
Adjustment Factor
The Adjustment Factor for each Basket Stock was initially set at 1.0 on the Pricing Date and will be adjusted for certain corporate events relating to that Basket Stock.  See “—Antidilution Adjustments” below.

Interest Payment Dates
June 29, 2012, June 29, 2013, June 29, 2014, June 29, 2015 and the Maturity Date; provided that if any scheduled Interest Payment Date is not a Business Day, the applicable Contingent Interest Payment, if any, will be made on the next succeeding Business Day and no adjustment will be made to the Contingent Interest Payment made on any succeeding Business Day; provided further that the payment of the Contingent Interest Payment, if any, with respect to the Final Valuation Date will be made on the Maturity Date.  If, due to Non-Trading Days, Market Disruption Event or otherwise, any Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Interest Payment Date, the Interest Payment Date or Maturity Date, as applicable, will be the second Business Day following that Valuation Date as postponed, and no adjustment will be made to any interest payment made on that postponed date.  See “—Maturity Date” above and “—Valuation Dates” below.

Interest Period
The annual period from and including the Original Issue Date (in the case of the first Interest Period) or the previous scheduled Interest Payment Date, as applicable, to but excluding the next succeeding scheduled Interest Payment Date, with no adjustment for any postponement thereof.

Record Date
The Record Date for each Interest Payment Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date one Business Day prior to such scheduled Interest Payment Date.

Valuation Dates
The Valuation Dates are scheduled to occur on June 25, 2012, June 24, 2013, June 24, 2014, June 24, 2015 and June 24, 2016 (the “Final Valuation Date”). If, however, the scheduled Valuation Date is not a Trading Day, the Valuation Date will be postponed to the next Trading Day.  In addition, if a Market Disruption Event occurs on any scheduled Valuation Date with respect to any Basket Stock, the Current Stock Price for that Basket Stock only will be determined on the next Trading Day on which no Market Disruption event occurs with respect to that Basket Stock.  The determination of the Current Stock Price for the unaffected Basket Stocks will not be postponed.

If the Current Stock Price for any Basket Stock has not been determined by the fifth Trading Day following the scheduled Valuation Date, the Calculation Agent will determine the Current Stock Price for such Basket Stock as (i) the Closing Price for such Basket Stock determined on such fifth Trading Day in accordance with the second paragraph of “—Closing Price” below times (ii) the related Adjustment Factor.

Closing Price	The Closing Price for one share of a Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

(i)
if such Basket Stock (or any such other security) is listed on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed,

(ii)	if such Basket Stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or
(iii)
if such Basket Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to a Basket Stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for such Basket Stock

(or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. Incorporated (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Current Stock Price for such Basket Stock will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Antidilution Adjustments” below.

Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry Notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Agent	MS & Co.
Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Contingent Interest Payment, if any, and the Payment at Maturity will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Current Stock Price, any Stock Return or any Stock Performance, what adjustments should be made, if any, to the Adjustment Factor with respect to a Basket Stock or whether a Market Disruption Event has occurred.  See “—Market Disruption Event” and “—Antidilution Adjustments” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to any Basket Stock:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the Notes.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures contract or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security (or combination thereof) then included in the Basket.
Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of the Notes (the “Acceleration Amount”) will be determined by the Calculation Agent and will be an amount in cash equal to the Stated Principal Amount of the Notes plus an amount of interest, if any, for the period from and including the most recent Interest Payment Date to but excluding the date of acceleration equal to the Stated Principal Amount of the Notes times the Contingent Interest Rate, calculated on a 30/360 day count basis and using the date of acceleration as the related Valuation Date.

If the maturity of the Notes is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Antidilution Adjustments	The Adjustment Factor with respect to a Basket Stock will be adjusted as follows:

1.  If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2.  If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Adjustment Factor for such Basket Stock will be adjusted so that the new Adjustment Factor for such Basket Stock will equal the prior Adjustment Factor for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Adjustment Factor for such Basket Stock.

3.  If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4.  There will be no adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to the Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below.  A cash dividend or other distribution with respect to any Basket Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Stock on the primary U.S. organized securities exchange or trading system on which such Basket Stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”).  Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Stock, the Adjustment Factor with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount.  If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor, the calculation of the Contingent Interest Payment with respect to the affected Basket Stock will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to the Replacement Stock in accordance with the procedures for a Replacement Basket Event as described in clause (c)(ii) of paragraph 5 below.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend.  The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error.  A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.  Any of the following shall constitute a Reorganization Event:  (i) a Basket Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the issuer of a Basket Stock or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) the issuer of a Basket Stock or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Stock.  If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Adjustment Factor for such Basket Stock and/or any for any New

Stock (as defined below) or Replacement Stock (as defined below) on any Valuation Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(a) if such Basket Stock continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Adjustment Factor in effect on such Valuation Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Stock, the number of shares of the New Stock received with respect to one share of the Basket Stock multiplied by the Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Adjustment Factor”), as adjusted to such Valuation Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Stock is less than 25% of the Closing Price of the Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of the Basket Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock

Adjustment Factor in subparagraph (b) above, as applicable, or

(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Basket Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Replacement Stock Event”), a Replacement Stock (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for the Basket Stock on the Trading Day immediately prior to the effective date of such Reorganization Event.  The “Replacement Stock” will be a stock with the largest market capitalization among the stocks that then constitute the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the Basket Stock; provided, however, that a Replacement Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Notes with respect to such stock (a “Hedging Restriction”); provided further that if a Replacement Stock cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the Replacement Stock will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the affected Basket Stock.  The Replacement Stock will be assigned an Adjustment Factor equal to the number of shares of such Replacement Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value and (b) the Adjustment Factor in effect for the Basket Stock on the Trading Day immediately prior to the effective date of such Reorganization Event (the “Replacement Stock Adjustment Factor”).

Following the allocation of any Extraordinary Dividend to the Replacement Stock pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Closing Price for such Basket Stock on such Valuation Date determined by the Calculation Agent will be the sum of an amount equal to:

(x) if applicable, the Closing Price of the Basket Stock times the Adjustment Factor then in effect for such Basket Stock;
(y) if applicable, for a New Stock, the Closing Price of such New Stock times the New Stock Adjustment Factor then in effect for such New Stock; and
(z) if applicable, for a Replacement Stock, the Closing Price of such Replacement Stock times the Replacement Stock Adjustment Factor then in effect for such Replacement Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock or Replacement Stock, and (ii) all other references in this pricing supplement to “Basket Stock” shall be deemed to refer to any New Stock or Replacement Stock and references to a “share” or “shares” of a Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Replacement Stock, unless the context otherwise requires.  The New Stock Adjustment Factor(s) or Replacement Stock Adjustment Factor resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Closing Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Stock will equal zero for so long as no Closing Price is available.  There will be no substitution for any such Basket Stock.

No adjustment to the Adjustment Factor for any Basket Stock (including for this purpose, any New Stock Adjustment Factor or Replacement Stock Adjustment Factor) will be required unless such adjustment would require a change of at least .1% in the Adjustment Factor of such Basket Stock then in effect.  The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward.  Antidilution Adjustments will be made up to and including such Valuation Date.

No adjustments to the Adjustment Factor for any Basket Stock or method of calculating the Adjustment Factor will be required other than those specified above.  The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Stock, including, without limitation, a partial tender or exchange offer for a Basket Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor for a Basket Stock, any New Stock Adjustment Factor, Replacement Stock Adjustment Factor or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to the Adjustment Factor, or to the method of calculating the Closing Price of any Basket Stock on the Valuation Date made pursuant to paragraph 5 above, upon written request by any investor in the Notes.

Basket Stocks; Public Information
For further information on each of the Basket Stocks, please see Annex A.  All the issuers of Basket Stocks are registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”).  Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission.  The address of the Commission’s website is http://www.sec.gov.  Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth in Annex A.  In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks.  We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraphs.  In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the Notes.  Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the Closing Prices of the Basket Stocks have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a purchaser of the Notes, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information
For further information on each of the Basket Stocks, please see Annex A to this Pricing Supplement, which shows historical Closing Prices for each of the Basket Stocks for each calendar quarter in the period from January 1, 2008 through June 24, 2011.  We obtained the information in the tables included in Annex A from Bloomberg Financial Markets without independent verification.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The original issue price of the Notes includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we priced the Notes for initial sale to the public, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the Basket Stocks and in options contracts on the Basket Stocks that are listed on major securities markets.  Such purchase activity could have increased the Closing Prices of the Basket Stocks on the Pricing Date, and, therefore, increased the prices at which the Basket Stocks must close on any Valuation Date before you would receive a Contingent Interest Payment on the applicable Interest Payment Date.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Basket Stocks, futures or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Basket Stocks and, therefore, adversely affect the value of the Notes or any Contingent Interest Payment.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent a fixed sales commission of $35 for each Note they sell; provided that dealers selling to investors purchasing the Notes in fee-based advisory accounts will receive a sales commission of $5 per Note.  After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of

FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

We expect to deliver the Notes against payment therefor in New York, New York on June 29, 2011, which will be the third scheduled Business Day following the Pricing Date.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market after the offering.  A naked short position in the Notes is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market prices or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore
The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));
(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Validity of the Notes
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Notes offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many plans, the Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23,

95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding or disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Notes by the account, plan or annuity.

Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.
United States Federal Income Taxation	The Notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. The discussion below assumes this treatment of the Notes is respected.
Tax Consequences to U.S. Holders
Please read the discussions in the sections called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Floating Rate Notes,” “United States Federal Taxation – Tax

Consequences to U.S. Holders – Backup Withholding and Information Reporting” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Disclosure Requirements” of the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, stated interest paid on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.  Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than any amount received in respect of accrued interest, which will be treated as described above) and the holder’s adjusted tax basis in the Note.  Such gain or loss will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year.

Tax Consequences to Non-U.S. Holders

Under current law, non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to interest paid and amounts received on the sale, exchange or retirement of the Notes, provided they fulfill certain certification requirements.

If you are a non-U.S. Holder, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the Notes.  Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. Holders for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. Holders should consult their tax advisers regarding the potential tax consequences of an investment in the Notes.

Annex A

Price and Historical Information Available for Basket Stocks

The following tables set forth the published high and low Closing Prices for each Basket Stock during 2008, 2009, 2010 and 2011 (through June 24, 2011).  We obtained the information in the tables below from Bloomberg Financial Markets without independent verification.

The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Basket Stocks on every Valuation Date.  The Closing Price of any Basket Stock may be lower on any Valuation Date than on the Pricing Date so that you receive no Contingent Interest Payment on the applicable Interest Payment Date. We cannot give you any assurance that you will receive any Contingent Interest Payment during the term of the Notes.

Abbott Laboratories is a pharmaceutical company involved in the discovery, development, manufacture and sale of a line of health care products. Its Commission file number is 001-2189.			Altria Group, Inc. is a holding company whose wholly-owned subsidiaries are engaged in the manufacture and sale of cigarettes and other tobacco products. Its Commission file number is 001-8940.
Abbott Laboratories	High	Low	Altria Group, Inc.	High	Low
(CUSIP 002824100)			(CUSIP 02209S103)
2008			2008
First Quarter	60.50	50.60	First Quarter	24.43	21.58
Second Quarter	56.35	50.44	Second Quarter	22.77	20.00
Third Quarter	59.81	54.19	Third Quarter	21.71	19.35
Fourth Quarter	58.90	49.45	Fourth Quarter	20.55	14.45
2009			2009
First Quarter	57.25	44.47	First Quarter	17.27	14.62
Second Quarter	48.02	41.52	Second Quarter	17.39	16.11
Third Quarter	49.47	43.63	Third Quarter	18.59	16.30
Fourth Quarter	54.54	48.68	Fourth Quarter	20.37	17.47
2010			2010
First Quarter	56.24	52.51	First Quarter	20.82	19.37
Second Quarter	53.06	45.86	Second Quarter	21.70	19.57
Third Quarter	52.49	46.46	Third Quarter	24.25	20.24
Fourth Quarter	53.67	46.49	Fourth Quarter	26.15	23.78
2011			2011
First Quarter	49.07	45.16	First Quarter	26.11	23.51
Second Quarter (through June 24, 2011)	54.00	49.37	Second Quarter (through June 24, 2011)…..	28.06	25.94

Bristol-Myers Squibb Company is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products. Its Commission file number is 001-1136.			Consolidated Edison, Inc. is a holding company for regulated utility and competitive energy companies. Its Commission file number is 001-14514
Bristol-Myers Squibb Company	High	Low	Consolidated Edison, Inc.	High	Low
(CUSIP 110122108)			(CUSIP 209115104)
2008			2008
First Quarter	27.08	20.46	First Quarter	48.85	39.45
Second Quarter	23.35	19.57	Second Quarter	42.49	38.42
Third Quarter	22.54	19.85	Third Quarter	45.85	37.71
Fourth Quarter	23.25	17.26	Fourth Quarter	44.53	37.53
2009			2009
First Quarter	23.88	17.51	First Quarter	41.39	32.70
Second Quarter	21.97	19.15	Second Quarter	39.39	34.50
Third Quarter	22.95	19.37	Third Quarter	41.48	36.63
Fourth Quarter	25.96	21.77	Fourth Quarter	46.13	40.35
2010			2010
First Quarter	27.00	23.89	First Quarter	46.41	42.22
Second Quarter	26.95	22.44	Second Quarter	45.73	41.66
Third Quarter	27.93	24.65	Third Quarter	48.79	42.90
Fourth Quarter	27.51	25.24	Fourth Quarter	51.00	48.02
2011			2011
First Quarter	27.29	24.97	First Quarter	50.72	48.85
Second Quarter (through June 24, 2011)	29.33	26.46	Second Quarter (through June 24, 2011)	54.24	49.97

Duke Energy Corporation is an energy company primarily located in the Americas. Its Commission file number is 001-32853.			FirstEnergy Corp. is an energy and utility holding company. Its Commission file number is 333-21011.
Duke Energy Corporation	High	Low	FirstEnergy Corp.	High	Low
(CUSIP 26441C105)			(CUSIP 337932107)
2008			2008
First Quarter	20.47	17.12	First Quarter	77.84	67.37
Second Quarter	18.99	17.07	Second Quarter	82.52	71.22
Third Quarter	18.59	17.08	Third Quarter	83.21	63.08
Fourth Quarter	17.81	14.43	Fourth Quarter	64.99	45.45
2009			2009
First Quarter	15.77	11.81	First Quarter	52.96	35.79
Second Quarter	14.67	13.42	Second Quarter	42.95	36.47
Third Quarter	15.96	14.23	Third Quarter	47.76	37.19
Fourth Quarter	17.81	15.38	Fourth Quarter	47.49	41.64
2010			2010
First Quarter	17.21	16.15	First Quarter	47.03	38.57
Second Quarter	16.98	15.61	Second Quarter	39.87	34.03
Third Quarter	17.99	15.97	Third Quarter	38.81	34.60
Fourth Quarter	18.53	17.36	Fourth Quarter	39.67	35.11
2011			2011
First Quarter	18.44	17.58	First Quarter	40.62	36.25
Second Quarter (through June 24, 2011)	19.48	17.99	Second Quarter (through June 24, 2011)	45.54	36.76

Frontier Communications Corporation is a communications company providing services predominantly to rural areas and small and medium-sized towns and cities. Its Commission file number is 001-11001.			Johnson & Johnson is engaged in the research and development, manufacture and sale of a range of products in the health care field. Its Commission file number is 001-3215.
Frontier Communications Corporation	High	Low	Johnson & Johnson	High	Low
(CUSIP 35906A108)			(CUSIP 478160104)
2008			2008
First Quarter	12.73	10.16	First Quarter	68.31	61.33
Second Quarter	11.66	10.07	Second Quarter	68.26	63.57
Third Quarter	12.94	11.26	Third Quarter	72.22	64.64
Fourth Quarter	11.49	6.69	Fourth Quarter	67.79	55.33
2009			2009
First Quarter	8.81	5.39	First Quarter	60.65	46.60
Second Quarter	7.99	6.65	Second Quarter	56.96	50.65
Third Quarter	7.54	6.52	Third Quarter	61.79	55.98
Fourth Quarter	8.46	7.12	Fourth Quarter	64.96	58.93
2010			2010
First Quarter	7.96	7.31	First Quarter	65.36	62.37
Second Quarter	8.34	7.11	Second Quarter	66.03	58.00
Third Quarter	8.24	7.03	Third Quarter	62.43	57.02
Fourth Quarter	9.73	8.18	Fourth Quarter	64.76	61.55
2011			2011
First Quarter	9.77	7.87	First Quarter	63.35	57.66
Second Quarter (through June 24, 2011)	8.88	7.82	Second Quarter (through June 24, 2011)	67.29	59.46

Kraft Foods Inc. manufactures and markets packaged food products, including biscuits, confectionery, beverages, cheese, convenient meals and various packaged grocery products in approximately 170 countries.  Its Commission file number is 001-16483.

Lockheed Martin Corporation is a global security company that is principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced technology systems and products.  Its Commission file number is 001-11437.

Kraft Foods Inc.	High	Low	Lockheed Martin Corporation	High	Low
(CUSIP 50075N104)			(CUSIP 539830109)
2008			2008
First Quarter	32.70	28.81	First Quarter	109.78	99.30
Second Quarter	32.82	28.39	Second Quarter	109.94	98.66
Third Quarter	34.97	28.40	Third Quarter	119.59	100.26
Fourth Quarter	33.54	24.87	Fourth Quarter	108.85	67.97
2009			2009
First Quarter	29.57	21.00	First Quarter	85.55	58.18
Second Quarter	27.04	22.05	Second Quarter	86.17	67.31
Third Quarter	28.81	25.70	Third Quarter	82.49	73.13
Fourth Quarter	27.64	25.95	Fourth Quarter	78.93	68.32
2010			2010
First Quarter	30.80	27.18	First Quarter	86.90	74.41
Second Quarter	31.07	28.00	Second Quarter	86.92	74.50
Third Quarter	31.95	27.82	Third Quarter	76.15	68.48
Fourth Quarter	32.47	30.19	Fourth Quarter	73.29	68.04
2011			2011
First Quarter	31.84	30.49	First Quarter	82.27	69.87
Second Quarter (through June 24, 2011)	35.23	31.49	Second Quarter (through June 24, 2011)	81.79	75.73

McDonald’s Corporation is company that franchises and operates McDonald’s restaurants. Its Commission file number is 001-5231.			Merck & Co., Inc. is a global health care company that provides prescription medicines, vaccines, biologic therapies, animal health, and consumer care products. Its Commission file number is 001-6571.
McDonald’s Corporation	High	Low	Merck & Co.	High	Low
(CUSIP 580135101)			(CUSIP 58933Y105)
2008			2008
First Quarter	58.91	50.75	First Quarter	60.55	37.95
Second Quarter	61.17	55.40	Second Quarter	41.71	34.68
Third Quarter	65.95	57.19	Third Quarter	38.45	30.34
Fourth Quarter	63.66	51.55	Fourth Quarter	32.09	23.56
2009			2009
First Quarter	63.75	50.86	First Quarter	31.00	20.99
Second Quarter	60.99	52.40	Second Quarter	27.96	22.97
Third Quarter	58.82	54.23	Third Quarter	32.95	26.45
Fourth Quarter	64.53	56.61	Fourth Quarter	38.00	30.67
2010			2010
First Quarter	67.35	61.45	First Quarter	41.03	36.20
Second Quarter	71.52	65.87	Second Quarter	37.71	31.82
Third Quarter	76.08	66.11	Third Quarter	37.34	34.22
Fourth Quarter	80.34	74.92	Fourth Quarter	37.42	34.10
2011			2011
First Quarter	76.73	72.67	First Quarter	37.35	31.08
Second Quarter (through June 24, 2011)	82.80	75.99	Second Quarter (through June 24, 2011)	37.58	33.07

Pepco Holdings, Inc. is a holding company that is engaged primarily in the transmission, distribution and default supply of electricity and, to a lesser extent, the distribution and supply of natural gas.  Its Commission file number is 001-31403.
			Pfizer Inc. is a research-based, global biopharmaceutical company. Its Commission file number is 001-3619.
Pepco Holdings, Inc.	High	Low	Pfizer Inc.	High	Low
(CUSIP 713291102)			(CUSIP 717081103)
2008			2008
First Quarter	29.17	24.20	First Quarter	24.08	20.50
Second Quarter	27.25	24.21	Second Quarter	21.51	17.17
Third Quarter	26.02	21.98	Third Quarter	19.97	17.17
Fourth Quarter	23.54	15.77	Fourth Quarter	19.00	14.45
2009			2009
First Quarter	18.59	10.32	First Quarter	18.27	11.66
Second Quarter	13.57	11.53	Second Quarter	15.34	13.04
Third Quarter	15.25	12.88	Third Quarter	16.86	14.20
Fourth Quarter	17.40	14.34	Fourth Quarter	18.85	16.15
2010			2010
First Quarter	17.57	15.91	First Quarter	20.00	16.91
Second Quarter	17.67	15.41	Second Quarter	17.29	14.26
Third Quarter	18.75	15.62	Third Quarter	17.43	14.14
Fourth Quarter	19.67	18.15	Fourth Quarter	17.80	16.30
2011			2011
First Quarter	19.04	17.93	First Quarter	20.38	17.68
Second Quarter (through June 24, 2011)	20.25	18.16	Second Quarter (through June 24, 2011)	21.45	19.79

Pitney Bowes Inc. is a provider of mail processing equipment and integrated mail solutions. Its Commission file number is 001-3579.			PPL Corporation is an energy and utility holding company. Its Commission file number is 001-11459.
Pitney Bowes Inc.	High	Low	PPL Corporation	High	Low
(CUSIP 724479100)			(CUSIP 69351T106)
2008			2008
First Quarter	38.22	34.06	First Quarter	55.16	45.07
Second Quarter	38.55	33.79	Second Quarter	53.67	46.94
Third Quarter	36.60	31.57	Third Quarter	53.03	34.98
Fourth Quarter	33.05	21.52	Fourth Quarter	37.84	28.69
2009			2009
First Quarter	27.11	17.77	First Quarter	33.21	24.46
Second Quarter	25.99	20.76	Second Quarter	34.34	27.83
Third Quarter	25.44	20.62	Third Quarter	33.98	28.59
Fourth Quarter	26.36	22.51	Fourth Quarter	32.98	29.16
2010			2010
First Quarter	24.68	20.92	First Quarter	32.61	27.58
Second Quarter	25.88	21.46	Second Quarter	28.64	24.24
Third Quarter	24.96	19.24	Third Quarter	27.85	25.20
Fourth Quarter	24.66	21.32	Fourth Quarter	27.93	25.19
2011			2011
First Quarter	26.07	23.73	First Quarter ..	26.91	24.35
Second Quarter (through June 24, 2011)	26.18	22.12	Second Quarter (through June 24, 2011)	28.28	25.56

Sysco Corporation is a distributor of food and related products primarily to the foodservice or food-away-from-home industry. Its Commission file number is 001-6544.			TECO Energy, Inc. is holding company for regulated utilities and other energy and mining businesses. Its Commission file number is 001-8180.
Sysco Corporation	High	Low	TECO Energy, Inc.	High	Low
(CUSIP 871829107)			(CUSIP 872375100)
2008			2008
First Quarter	31.21	27.48	First Quarter	17.55	14.88
Second Quarter	31.74	27.51	Second Quarter	21.96	16.01
Third Quarter	34.80	27.08	Third Quarter	21.55	15.42
Fourth Quarter	31.16	21.27	Fourth Quarter	15.92	10.72
2009			2009
First Quarter	24.67	19.45	First Quarter	12.73	8.60
Second Quarter	24.55	22.01	Second Quarter	12.20	10.43
Third Quarter	25.99	21.51	Third Quarter	14.43	11.27
Fourth Quarter	29.33	24.38	Fourth Quarter	16.61	13.59
2010			2010
First Quarter	29.72	27.00	First Quarter	16.49	14.69
Second Quarter	31.54	28.57	Second Quarter	17.27	14.85
Third Quarter	31.44	27.29	Third Quarter	17.48	15.00
Fourth Quarter	30.13	28.33	Fourth Quarter	17.90	16.68
2011			2011
First Quarter	30.50	27.45	First Quarter	18.76	17.60
Second Quarter (through June 24, 2011)	32.65	27.88	Second Quarter (through June 24, 2011)	19.60	18.28

Verizon Communications Inc. is provider of domestic wireless and wireline communication services. Its Commission file number is 001-8606.			Windstream Corporation is a communications and technology solutions provider. Its Commission file number is 001-32422.
Verizon Communications Inc.	High	Low	Windstream Corporation	High	Low
(CUSIP 92343V104)			(CUSIP 97381W104)
2008			2008
First Quarter	40.64	31.46	First Quarter	13.02	10.96
Second Quarter	36.99	32.03	Second Quarter	13.51	11.42
Third Quarter	33.49	28.61	Third Quarter	12.85	10.79
Fourth Quarter	31.98	23.43	Fourth Quarter	10.98	6.52
2009			2009
First Quarter	32.37	24.46	First Quarter	9.44	6.31
Second Quarter	30.86	26.92	Second Quarter	9.05	8.13
Third Quarter	30.19	26.74	Third Quarter	10.13	7.92
Fourth Quarter	31.52	26.76	Fourth Quarter	11.61	9.62
2010			2010
First Quarter	31.15	26.51	First Quarter	11.32	9.99
Second Quarter	29.40	25.16	Second Quarter	11.50	10.22
Third Quarter	32.86	26.28	Third Quarter	13.03	10.55
Fourth Quarter	35.78	31.90	Fourth Quarter	14.26	12.14
2011			2011
First Quarter	38.54	34.30	First Quarter	14.01	12.20
Second Quarter (through June 24, 2011)	38.61	35.12	Second Quarter (through June 24, 2011)	13.55	12.46